Exhibit 10.2
LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

I.PURPOSE OF THIS PLAN; EFFECTIVE DATE

1.01    Purpose. This Lumen Supplemental Savings Plan (this “Plan”) was established by the Company (defined below) to provide to certain select management employees of the Company and its subsidiaries and designated affiliates the opportunity to defer a portion of their compensation in excess of the deferrals permissible under the terms of the Lumen 401(k) Savings Plan (the “Savings Plan”), which is also maintained by the Company, and to allow the Company to make matching contributions based on such deferrals in excess of those permissible under such plan. This Plan is not intended to constitute a qualified plan under Section 401(a) of the Code (defined below), and is designed to be exempt from the participation, vesting, funding and fiduciary responsibility rules of ERISA (defined below). This Plan is intended to comply with Section 409A (defined below).

1.02    Effective Date. This Plan previously was restated effective January 1, 2005, January 1, 2008, January 1, 2014, and was subsequently further amended effective January 1, 2015, and most recently was restated effective February 1, 2020, and was subsequently further amended effective September 1, 2020. This Plan is again amended and restated in its entirety effective as of January 1, 2022 (the “2022 Restatement”), as set forth in this document, to reflect the plan design changes set forth herein.

II.    DEFINITIONS

As used in this Plan, the following words and phrases shall have the meanings indicated, unless the context otherwise specifies or requires:

2.01    ACCOUNT means the account established and maintained with respect to each Participant under this Plan in accordance with Section 4.01. Each Participant’s Account may consist of one or more subaccounts, which may include but not be limited to one or more Education Accounts and In-Service Accounts and, as the context may require, each such subaccount also shall be referred to herein as an “Account”. For each Account, a Participant may elect separate and distinct annual deferral elections as described in Article V, and time and form of payment options as described in Articles VIII, IX and X and investments as described in Section 4.02.
Subaccounts include, but are not limited to the following:

(a)Profit Sharing Account means an account first established in 2006 and continuing thereafter under this Plan to which certain contributions, which were described in Section 6.03 of the Plan, as it was amended and restated and existed effective January 1, 2005, were credited. The Profit Sharing Account of each Participant who was an active employee on November 6, 2006, became fully vested and nonforfeitable at all times. The Profit Sharing Accounts were merged into the Accounts under the Plan for Participants effective as of January 1, 2008, and the separate existence of Profit Sharing Accounts ceased as of January 1, 2008.

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
(b)Transfer Account means an account that was established on behalf of each former inactive Participant in the CenturyLink, Inc. Supplemental Defined Contribution Plan (the “SDC Plan”) who elected no later than December 15, 2005, to have his account balance in the SDC Plan transferred to another nonqualified plan of the Company. Such Transfer Account holds the amount transferred from the SDC Plan to this Plan for each such inactive Participant. No other amounts shall be accepted as Transfers to a Transfer Account. Such Transfer Account shall be treated as if it were an Account under this Plan, except that in lieu of any other earnings, the balance in each Transfer Account shall be credited with interest at the rate equal to the 6 month Treasury bill rate adjusted each January 1, and the form of payment shall be the form of payment the Participant elected under the SDC Plan and not the form of payment under Section 8.01. The form of payment the Participant selected under the SDC Plan cannot be changed.

2.02    ACCOUNT BALANCE means, as of a given date, the fair market value of each of a Participant’s Accounts as determined by the Committee.

In 2005, each active Participant was given the right to elect to have his Account Balance transferred to the Lumen Combined Pension Plan, or its predecessor (collectively, the “Retirement Plan”) to the extent permitted under the QSERP concept (i.e., to the extent possible given nondiscrimination limitations applicable to the Retirement Plan). Each Participant’s Account Balance was reduced by the amount that was transferred to the Retirement Plan, if any. In 2005, under the Section 409A transition rules, each Participant was also given the right to elect to take a distribution of the portion of his Account Balance that was not transferred to the Retirement Plan. Each Participant’s Account Balance was reduced by the amount distributed to him in 2005, if any.

2.03    BENEFICIARY means the person or persons, entity or entities designated by the Participant or determined by the Plan to receive the Participant’s Plan benefits after the death of the Participant.

2.04    BOARD means the Board of Directors of the Company.

2.05    BONUS COMPENSATION means the amount of a Participant’s annual cash bonus from which the Participant can no longer make deferral contributions under the Savings Plan due to having reached the limit on deferrals under Code Section 402(g) for the Plan Year in question (ignoring any catch-up contributions to the Savings Plan for those age 50 or older, and ignoring any subsequent adjustments to contributions under such plan, such as due to nondiscrimination testing refunds, corrective distributions, or other changes in the ultimate amount of deferrals under such plan for the year in question). If a Participant receives a cash bonus and elected to defer a portion of such bonus to the Savings Plan, thereby causing the Participant to reach the Code Section 402(g) limit, then Bonus Compensation under this Plan shall only include the portion of the bonus that did not result in additional deferrals to the Savings Plan (having reached the Code Section 402(g) limit).

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
2.06    CODE means the Internal Revenue Code of 1986, as amended.

2.07    COMMITTEE means the Lumen Employee Benefits Committee or its designee in Human Resources, Benefits.

2.08    COMPANY means Lumen Technologies, Inc., which prior to September 14, 2020, was known as CenturyLink, Inc.

2.09    COMPENSATION COMMITTEE means the Compensation Committee of the Board.

2.10    EFFECTIVE DATE means, for this Plan, as amended and restated as set forth in this document, January 1, 2022.

2.11    EMPLOYER means the Company, and any Subsidiary and any affiliate designated by the Company as a participating employer under this Plan.

2.12    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.13    EXCESS SALARY means the amount of a Participant’s regular salary from which the Participant can no longer make elective deferral contributions under the Savings Plan due to having reached the limit on deferrals under Code Section 402(g) for the Plan Year in question (ignoring any catch-up contributions to the Savings Plan for those age 50 or older, and ignoring any subsequent adjustments to contributions under such plan, such as due to nondiscrimination testing refunds, corrective distributions, or other changes in the ultimate amount of deferrals under such plan for the year in question). Salary shall not be deferred under this Plan with respect to any regular payroll payment from which any Savings Plan contributions are withheld, but rather, Excess Salary for purposes of this Plan shall relate to salary earned beginning with the following payroll period. As provided in Treasury Regulations Section 1.409A-2(a)(13), compensation paid after the last day of the Plan Year solely for services performed during the final payroll period described in Code Section 3401(b) shall be treated as compensation for services provided for the subsequent calendar year.

2.14    INCENTIVE COMPENSATION means any amount awarded to a Participant under the Company’s Key Employee Incentive Compensation Plan or other similar executive incentive compensation arrangement maintained by the Company (other than Bonus Compensation defined in Section 2.05), including the amount of any stock award in its cash equivalent at the time of conversion of the award from cash to stock. A Participant’s Incentive Compensation shall be determined on an annual basis and shall, for purposes of this Plan, be allocated to the year in which the Participant performed the services with respect to which the Incentive Compensation was awarded. There shall be no deferrals under this Plan from Incentive Compensation on or after January 1, 2015.

2.15    IN-SERVICE ACCOUNT means one or more separate Accounts to be kept for each Participant that has elected to take In-Service Distributions. Each In-Service Account shall be adjusted in the same manner and at the same time as all other Accounts under Article IV and in accordance with the rules and elections in effect under Article IV.

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
2.16    IN-SERVICE DISTRIBUTION means the payment of an In-Service Account in the form and at the time elected by the Participant in a Participation Agreement or in accordance with the Plan.

2.17    NOTIONAL means imaginary, not actual.

2.18    PARTICIPANT means any officer of the Company, any Subsidiary thereof, and any designated affiliate, who is granted participation in this Plan in accordance with the provisions of Article III.

2.19    PARTICIPATION AGREEMENT means a written agreement, including electronic submissions by the Participant or at the Participant’s direction, entered into between a Participant and the Employer, and which will include the deferral elections made in accordance with Article V, the forms of payment elections made in accordance with Article VIII, the distribution elections made in accordance with Article IX, and any changes thereto as permitted in Article X.

2.20    PLAN means the Lumen Supplemental Savings Plan, as amended and restated herein and as it subsequently may be further amended. Immediately prior to January 22, 2021, this Plan was known as the CenturyLink Supplemental Savings Plan and immediately prior to January 1, 2021, this Plan was known as the CenturyLink Supplemental Dollars & Sense Plan.

2.21    PLAN YEAR means the calendar year.

2.22    QUALIFYING DISTRIBUTION EVENT means the earlier of (a) the Separation from Service of the Participant, (b) the death of the Participant, or (c) the time specified by the Participant in a Participation Agreement (or an amendment thereto) for an In‑Service Distribution.

2.23    SAVINGS PLAN means the Lumen 401(k) Savings Plan and any amendment thereto. Immediately prior to November 12, 2020, the Savings Plan was known as the CenturyLink 401(k) Savings Plan and immediately prior to September 1, 2020, the Savings Plan was known as the CenturyLink Dollars & Sense 401(k) Plan.

2.24    SECTION 409A means Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including any issued after the date hereof.

2.25    SEPARATION FROM SERVICE means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2.26    SPECIFIED EMPLOYEE means a Participant who, in accordance with Treasury Regulation Section 1.409A-1(i), meets the requirements for key employee treatment under Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12‑month period ending on December 31 of each year (the “identification date”). If a person is a key employee as of any identification date, the person is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date. Unless binding corporate action is taken by the Board or the Compensation Committee to

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
establish different rules for determining Specified Employees for all plans of the Employer and its controlled group members that are subject to Section 409A, the foregoing rules and the other default rules under the regulations of Section 409A shall apply.

2.27    SUBSIDIARY means any corporation in which the Company owns, directly or indirectly through subsidiaries, at least 50% of the combined voting power of all classes of stock.

III.    PARTICIPATION

3.01    Eligibility. Any employee of an Employer who is either (i) one of the officers of an Employer in a position to contribute materially to the continued growth and future financial success of an Employer or (ii) one who has made a significant contribution to the Employer’s operations, thereby meriting special recognition, shall be eligible to participate provided the following requirements are met:

(a)The officer is employed on a full-time basis by an Employer and is compensated by a regular salary; and

(b)The coverage of the officer is duly approved by the Vice President of Compensation and Benefits of the Company (the “Approving Officer”).

The determination of whether an individual is an employee of an Employer shall be made solely in accordance with the classifications used by the Employer and shall not be dependent on, or change due to, the treatment of the individual for any purposes under the Code, common law or any other law, or any determination made by any court or government agency.

3.02    Reemployment. It is intended that participation in this Plan shall be extended only to those officers who are members of a select group of management or highly compensated employees of the Employer, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Approving Officer. If a Participant who retired or otherwise terminated employment is rehired, he shall not again become a Participant in this Plan unless the coverage of the officer is again duly approved by the Approving Officer.

IV.    ACCOUNTS AND INVESTMENTS

4.01    Establishment of Plan Accounts. An Account, which may be comprised of one or more subaccounts, shall be established on behalf of each Participant who receives an allocation pursuant to Sections 6.01 and 6.02. Each Participant’s Account shall be credited with such allocation, and earnings and gains on his Account Balance, and shall be debited with distributions, losses, and any expenses properly chargeable thereto.

4.02    Investment of Plan Account. Each Participant shall have the same rights with respect to investment of amounts in his Account hereunder as are available from time to time under the Savings Plan, as to permissible investment funds, except as provided in the next sentence. Investment in securities or other obligations issued by the Employer or, effective February 1, 2020, in the Savings Plan’s Self-Directed Brokerage Account (“SDBA” and also referred to as the “Personal Choice Retirement Account” or “PCRA”) will not be available

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
under this Plan. The investment rights of each Participant hereunder shall extend to all amounts in his Account, including deferral contributions and matching contributions.

4.03    Valuation. The Account Balances of Participants in this Plan shall be revalued as of the end of each trading day, taking into account the values of the various assets which are Notional investments of the Accounts and taking into account Notional contributions or transfers to each Account during the day and Notional withdrawals or transfers from each Account during the day.

V.    PARTICIPANT DEFERRALS

5.01    Deferrals. Deferrals shall comply with the following requirements, in addition to other requirements set forth in this Plan:

(a)Deferral Elections and Sources. Each Participant shall make separate written or electronic elections (each, a “deferral election”), prior to the first day of each Plan Year (or, as to a Participant who first becomes a Participant in this Plan as of a day other than January 1 and who is not then a participant in any other account balance plan of or agreement with the Employer governed by Section 409A that permits elective deferrals by the Participant, as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A), within 30 days after the date the Participant becomes eligible to Participate in this Plan (but only with respect to compensation paid for services to be performed subsequent to the election)) to defer a portion of his: (i) Excess Salary, (ii) Bonus Compensation, and/or (iii) Incentive Compensation; provided, however, on and after January 1, 2015, no deferrals of Incentive Compensation pursuant to this subsection 5.01(a)(iii) shall be allowed. The total amount of annual allowable deferral pursuant to a Participant’s deferral election shall be a whole percentage, not to exceed 80% (50% prior to January 1, 2022, and 25% prior to January 1, 2011).

(b)Compensation Eligible for Deferral. An election to defer Excess Salary shall provide for a deferral to be made from each paycheck, but only as to payroll periods that fall after the payroll period in which Participant deferred sufficient compensation to reach the maximum annual deferral limit under Code Section 402(g) (as further detailed in Section 2.13) (ignoring the annual catch-up contribution limit). Similarly, an election to defer Bonus Compensation shall provide for a deferral to be made from the bonus payroll check following the participant having reached the Code Section 402(g) limit under the Savings Plan (as further detailed in Section 2.05) or alternatively, from the bonus check from which the Participant has made sufficient deferrals to the Savings Plan to reach the limit detailed in Section 2.05.

(c)Performance-Based Compensation. Notwithstanding the above, with respect to any Bonus Compensation that is performance-based, as defined in Treasury Regulation Section 1.409A-1(e), each Participant may make a separate written or electronic election no later than June 30 of the calendar year performance period. Rehires shall be treated as if they were in their first year of eligibility if they satisfy the 24-month rule in Treasury Regulation Section 1.409A-2(a)(7)(ii).

5.02    Deferral Election is Irrevocable. Any deferral election made under the terms of Section 5.01 shall be irrevocable until the succeeding January 1. Participants in this Plan shall likewise be unable to change or revoke their deferral elections under the Savings Plan for the

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
Plan Year in question (with the exception of after-tax and catch-up contributions under such plan), in accordance with the terms of such plan. However, as permitted by Treasury Regulation Section 1.409A‑3(j)(4)(viii), a Participant may cancel his deferral election under this Plan (and under the Savings Plan) due to an unforeseeable emergency or in order to qualify for a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

5.03    Annual Deferral Election Required. If a Participant does not make new deferral elections for a succeeding Plan Year in accordance with Section 5.01, the Participant will not be able to defer under this Plan for such succeeding Plan Year.

VI.    ALLOCATIONS TO PARTICIPANT’S ACCOUNTS

6.01    Participant Contributions. The Employer shall allocate to each Participant’s Account the amount of Excess Salary and/or Bonus Compensation deferred by such Participant pursuant to a deferral election made as described in Section 5.01. The allocation hereunder shall be made as soon as administratively feasible following the date of the payroll check or bonus check to which the deferral by the Participant relates.

6.02    Employer Matching Contributions.

(a)Excess Salary. The Employer shall allocate a matching contribution to each Participant’s Account under this Plan for each applicable pay period during the Plan Year an amount equal to the matching percentage under the Savings Plan, applied against the Excess Salary deferral made under this Plan for such pay period.

(b)Bonus Compensation. The Employer may contribute a matching contribution to this Plan based on the matching percentage under the Savings Plan, provided the Participant elected to defer a portion of his bonus to this Plan. The amount of match on such bonus deferral is contingent on: (i) the Participant’s bonus deferral percentage elected under the Savings Plan and (ii) the bonus deferral percentage under this Plan. Matching contributions on Bonus Compensation will be made first to the Savings Plan, to the extent of the percentage of the bonus deferred into such Plan, and any excess will be contributed to this Plan.

For example, if the matching formula under the Savings Plan is a 100% match on the first 1% of bonus deferred, and a 60% match on the next 5% of bonus deferred, and if a Participant elected to defer 6% of his Bonus Compensation to the Savings Plan and to this Plan, but the Participant is only able to defer 4% of his Bonus Compensation into the Savings Plan before reaching the annual deferral limit described in Section 2.05, the Participant would receive a matching contribution in an amount equal to 2.8% of the Bonus Compensation into the Savings Plan (1% plus 60% of 3%) and the remaining 1.2% matching contribution amount (60% of 2%) would be credited to this Plan.

Note that if a Participant elects to defer a percentage of the bonus to the Savings Plan that results in less than a full employer match, then the Participant will not receive the full match under the Savings Plan or this Plan.

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
VII.    VESTING OF ACCOUNT

7.01    A Participant’s Account Balance shall be fully vested and nonforfeitable at all times.

VIII.    FORMS OF PAYMENT

8.01    Forms of Payment Options – In General. Except as provided in Sections 4.01 and Article IX, a Participant may elect that any Account will be paid either in a single lump sum or, with respect to deferral elections for Plan Years beginning after December 31, 2021, in annual installments in accordance with Section 8.03 (each, a “payment election”), and subsequently may elect to change the form of payment (including with respect to pre-Plan Year 2022 deferrals) in accordance with Article X.

8.02    Default Form of Payment. Subject to the distribution rules in Article IX, if a Participant does not make a valid payment election with respect to any of the Participant’s Accounts, the Account Balance thereof will be distributed as a single lump sum payment.

8.03    Installment Payments.

(a)As indicated in Section 8.01, each Participant may elect to receive some or all of the Participant’s Account in annual installments over a term certain not shorter than 2 years and not longer than 10 years.

(b)If the Participant elects to receive installment payments upon a Qualifying Distribution Event, the payment of each installment shall be made on the anniversary of the date of the first installment payment, and the amount of each installment payment shall be adjusted on such anniversary for credits or debits to the Participant’s Account pursuant to Article IV. Such adjustment shall be made by dividing the balance in the applicable Account on such date by the number of installments remaining to be paid hereunder; provided that the last installment due under this Plan shall be the entire amount credited to the Participant’s Account on the date of that last installment payment.

(c)For purposes of Section 409A, each installment payment shall be deemed to be a separate and distinct payment.

IX.    DISTRIBUTION RULES

9.01    Distributions – In General. Payment of a Participant’s Account shall be made in the manner elected by the Participant on the applicable Participation Agreement (each, a “distribution election”) and payment shall commence as soon as practicable after the distribution date specified for the applicable Qualifying Distribution Event. Distribution shall begin no later than within 60 days following the day after the Qualifying Distribution Event. No payment shall be deemed late if the payment is made (or commences) on or before the later of (a) December 31 of the calendar year in which the Qualifying Distribution Event occurs or (b) the date that is 2‑1/2 months after the Qualifying Distribution Event occurs. Participants shall not have any influence as to the tax year or timing of the distribution. For each payment, the Committee must specify a date for the Account(s) to be valued. In the event the Participant fails to make a valid

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
distribution election, the distribution will be made in a single lump sum payment as soon as practicable after the Qualifying Distribution Event. A payment may be further delayed solely to the extent required or permitted in Article XII.

9.02    Separation From Service. Except as provided in Section 9.04 and Articles X, XI and XII, and notwithstanding any Participation Agreement providing for an In-Service Distribution, a Participant’s vested Account Balance shall begin to be paid immediately upon the Participant’s Separation From Service for any reason and shall be paid in the form of benefit payment as elected by the Participant; provided, however, if a Participant is a Specified Employee, then commencement of payment upon such Specified Employee’s Separation from Service shall be delayed for 6 months until the first day of the 7th month following the date of the Specified Employee’s Separation from Service and, at that time, the payments to which the Specified Employee otherwise would have been entitled to receive during the 6-month period will be accumulated and paid in a single lump sum at the time the 6‑month period elapses. Nevertheless, for all other purposes of this Plan, a payment shall be deemed to have been made on the date it would have been paid had the Participant not been a Specified Employee. The 6‑month payment delay applicable to Specified Employees described in this Section will not apply with respect to a payment due to the Participant’s death or in accordance with Section 11.03 or Section 11.04.

9.03    In-Service Distributions. A Participant may designate in any distribution election to have a specified amount credited to an In-Service Account for an In‑Service Distribution that will commence on the date specified by the Participant, and the Account shall be paid according to the related payment election; provided, however, the Participant does not have an earlier Separation from Service or death. In no event may distribution of an In-Service Account be made before the date that is two years after the first day of the year in which any deferral election to such In‑Service Account became effective. Notwithstanding the foregoing, (a) if a Participant incurs a Qualifying Distribution Event that is a Separation from Service prior to the date on which the entire balance in the In-Service Account has been distributed, then the vested balance in the In‑Service Account on the date of the Separation from Service shall be paid as provided under Section 9.02 and (b) if a Participant incurs a Qualifying Distribution Event that is a death prior to the date on which the entire balance in the In-Service Account has been distributed, then the vested balance in the In‑Service Account on the date of the death shall be paid as provided under Section 9.04.

9.04    Payment Upon Participant’s Death. The Account Balance of a deceased Participant shall be paid in a single lump sum cash payment to the Beneficiary, if any, designated by the Participant on a form provided by the Committee for such purpose. If no Beneficiary has been properly designated or if no designated Beneficiary survives the Participant or the scheduled date of payment to such Beneficiary, the Account Balance of the deceased Participant shall be paid in a single lump sum cash payment first to the Participant’s surviving spouse and, if there is no surviving spouse, then to the Participant’s estate (which shall include the Participant’s probate estate or living trust). Any amount that becomes payable in accordance with this Section 9.04 shall be paid within 90 days after the date of the Participant’s death.

9.05    De Minimis Amounts. Notwithstanding any payment elections or distribution elections made by the Participant, the Employer may, but is not required to, distribute the balance all of a Participant’s Accounts in a single lump sum payment at any time, whether or not

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
a Qualifying Distribution Event has occurred if the total of all Account Balances does not exceed the limit in Code Section 402(g)(1)(B) and such payment results in the termination of the Participant’s entire interest in this Plan and any other Employer plan subject to aggregation under Section 409A.

9.06    Residual Distributions. If calculation of the amount of any credit to a Participant’s Account is not administratively practicable due to events beyond the control of the Employer, payments may be made to the Participant for residual amounts contributed to or remaining in an Account after payments under the provisions of this Article IX have commenced or been completed. The residual amount shall be credited to the Account when the calculation of the amount becomes administratively practicable. Examples of residual amounts include, but are not limited to, additional investment returns credited after payment (due to dividends or pricing changes) or additional contributions made after payment (such as an annual bonus deferral or Employer contribution allocation). Payments that would have been made had the residual amount been calculable at the benefit commencement date shall be made up as soon as practicable after crediting to the Account, in no case later than the end of the year in which calculation of the amount becomes administratively practicable.

9.07    Ineffective Deferrals. If a Participant’s deferral election under Article V to contribute to an In-Service Account is ineffective for any reason, the amount deferred will be credited to an Account that is not an In-Service Account. If the Participant only has one Account of any type, the amount deferred will be credited to that Account. If the Participant has multiple Accounts of the same type, and one of the Accounts has a lump sum at Separation from Service distribution election, the amount deferred will be credited to that Account. If the Participant has multiple accounts of the same type and does not have an Account with a lump sum at Separation from Service distribution election, one will be established with a lump sum at Separation from Service distribution election and the amount deferred will be credited to this Account.

X.    CHANGES TO DISTRIBUTION ELECTIONS AND PAYMENT ELECTIONS
10.01    With the consent of the Committee, a Participant may change one or more distribution elections and/or payment elections with respect to any one or more Accounts to delay or change the time of payment and/or the form of payment of such Account(s) subject to the following requirements:

(a)The new distribution election may not take effect until at least 12 months after the date on which the new distribution election is made.

(b)If the new distribution election relates to a payment for a Qualifying Distribution Event other than the death of the Participant, the new distribution election must provide for the deferral of the payment for a period of at least five years from the date such payment would otherwise have been made.

(c)If the new distribution election relates to a payment from the In-Service Account, the new distribution election must be made at least 12 months prior to the date of the first scheduled payment from such Account.

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
10.02    For purposes of Section X and Article XI, a payment is each separately identified amount to which the Participant is entitled under this Plan.

XI.    ACCELERATION OF PAYMENTS

11.01    No Acceleration; Exceptions. The acceleration of the time or schedule of any payment due under this Plan is prohibited except as expressly provided in this Article.

11.02    Acceleration Upon Failure to Comply with Section 409A. If at any time this Plan fails to meet the requirements of Section 409A, an amount equal to the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Section 409A shall be paid to the Participant in one lump sum on the first day of the month following the Company’s determination that the failure has occurred.

11.03    Acceleration Due to Domestic Relations Order. If this Plan receives a domestic relations order, as defined in Code Section 414(p)(1)(B) and ERISA Section 206(d)(3)(B)(ii), the Committee shall accelerate the time of payment to an individual other than the Participant as may be necessary to fulfill such order in an amount not to exceed the Participant’s Account Balance, provided that the provisions of ERISA Sections 206(d)(3)(C) through (F) shall apply as if this Plan were governed by part 2 of Title I of ERISA.

11.04    Acceleration Due to Ethics or Conflict of Interest. The Committee shall accelerate the time or schedule of a payment under this Plan as may be necessary: (1) to comply with an ethics agreement between the Participant and the Federal government, or (2) to comply with applicable Federal, state, local or foreign ethics laws or conflict of interest laws; each as described in Treasury Regulation Section 1.409A-3(j)(4)(iii).

XII.    DELAY OF PAYMENTS

12.01    A payment otherwise due hereunder shall be delayed to a date after the designated payment date under the following circumstances:

(a)Notwithstanding any other provision hereof, any payment that constitutes deferred compensation under Section 409A and that is not exempt from coverage by Section 409A shall commence upon termination of employment of a Participant who is a Specified Employee in accordance with Section 9.02.

(b)Notwithstanding any other provision hereof, a Participant shall not have separated from service with the Employer on account of termination of employment for reasons other than death if he would not be deemed to have experienced a termination of employment under the default rules of Treasury Regulation Section 1.409A-1(h).

(c)If the making of the payment at the date specified under this Plan would jeopardize the ability of the Employer to continue as a going concern (in such case, payment will be made during the first taxable year of the Employer in which the making of the payment would not have such effect).

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
(d)Payment where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(e)Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

XIII.    ADDITIONAL RESTRICTIONS ON BENEFIT PAYMENTS

13.01    In no event will there be a duplication of benefits payable under this Plan because of employment by more than one participating Employer.

XIV.    ADMINISTRATION AND INTERPRETATION

14.01    This Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to interpret and administer this Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary, appropriate, desirable or advisable for the administration of this Plan.

14.02    The decision of the Committee relating to any question concerning or involving the interpretation or administration of this Plan shall be final and conclusive, subject to any appeal rights of Participants set forth in Article XX.

XV.    NATURE OF THIS PLAN

15.01    Benefits under this Plan shall generally be payable by the Employer from its own funds, and such benefits shall not (a) impose any obligation upon the trust(s) of the other employee benefit programs of the Employer; (b) be paid from such trust(s); or (c) have any effect whatsoever upon the amount or payment of benefits under the other employee benefit programs of the Employer. Participants have only an unsecured right to receive benefits under this Plan from the Employer as general creditors of the Employer. The Employer may deposit amounts in a trust established by the Employer for the purpose of funding the Employer’s obligations under this Plan. Participants and their beneficiaries, however, have no secured interest or special claim to the assets of such trust, and the assets of the trust shall be subject to the payment of claims of general creditors of the Employer upon the insolvency or bankruptcy of the Employer, as provided in the trust.

XVI.    EMPLOYMENT RELATIONSHIP

16.01    An employee shall be considered to be in the employment of the Employer as long as he remains an employee of either the Company, any Subsidiary of the Company, any designated affiliate, or any corporation to which substantially all of the assets and business of any of such entities are transferred. Nothing in the adoption of this Plan or the designation of any

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
Participant shall confer on any employee the right to continued employment by the Employer or affect in any way the right of the Employer to terminate his employment at any time. Any question as to whether and when there has been a termination of an employee’s employment, and the cause, notice or other circumstances of such termination, shall be determined by the Committee, and its determination shall be final.

XVII.    AMENDMENT AND TERMINATION OF PLAN

17.01    Termination of this Plan. The Company, acting through the Board, the Compensation Committee, or the Lumen Plan Design Committee, or any person or entity designated by such entities, may terminate this Plan and accelerate any payments due (or that may become due) under this Plan:

(a)Within 12 months of a corporate dissolution of the Company taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under this Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.

(b)Within the 30 days preceding or the 12 months following a Change in Control Event (as defined in Treasury Regulation Section 1.409A-3(i)(5)) provided that Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) is complied with.

(c)In the Company’s discretion, provided that Treasury Regulation Section 1.409A‑3(j)(4)(ix)(C) is complied with.

(d)Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

17.02    Amendment of This Plan. The Company, acting through the Board, the Compensation Committee, or the Lumen Plan Design Committee, or any person or entity designated by such entities, may amend this Plan, at any time and from time to time, in its sole discretion. No amendment shall be made to this Plan without the consent of the Company or its designee, the Lumen Plan Design Committee. Moreover, no amendments shall divest otherwise vested rights of Participants (or their Beneficiaries or spouses).

XVIII.    BINDING EFFECT

18.01    This Plan shall be binding on the Company, each Subsidiary and any designated affiliate, the successors and assigns thereof, and any entity to which substantially all of the assets or business of the Company, a Subsidiary, or a designated affiliate are transferred.

XIX.    CONSTRUCTION

19.01    The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words “hereof”, “herein”, “hereunder” and other similar

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of this Plan.

19.02    Application of Section 409A. Notwithstanding any other provision of this Plan, it is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any Participant under Section 409A. This Plan and any amendments hereto shall be interpreted to that end and (a) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (b) the Company unilaterally shall take any corrective action reasonably within its control that the Company in its sole discretion believes is necessary to avoid such adverse tax consequences. Any provision of this Plan that would cause a violation of Section 409A if followed shall be disregarded.

19.03    Any reference to any section of the Code or the Treasury Regulations shall be deemed to also refer to any successor provisions thereto.

XX.    DEMAND FOR BENEFITS

20.01    Filing of Claims for Benefits. Plan benefits shall ordinarily be paid to a Participant without the need for demand, and to a Beneficiary upon receipt of the Beneficiary’s address and Social Security Number (and evidence of death of the Participant, if needed). Nevertheless, a Participant or a person claiming to be a Beneficiary who claims entitlement to a Plan benefit can file a claim in writing with the Committee for a Plan benefit to which the claimant believes that he is entitled, to enforce rights under the terms of this Plan, to obtain clarification of a right to future benefits from this Plan, or to protest a benefit claim denial.

20.02    Notification to Claimant of Decision. If a claim is wholly or partially denied, a notice of the decision rendered in accordance with the rules set forth below will be furnished to the claimant not later than 90 days after receipt of the claim by the Committee.
If special circumstances require an extension of time for processing the claim, the Committee will give the claimant a written notice of the extension prior to the end of the initial 90 day period. In no event will the extension exceed an additional 90 days. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its final decision.

20.03    Content of Notice. The Committee will provide to every claimant who is denied a claim for benefits written or electronic notice setting forth in a clear and simple manner:

(a)The specific reason or reasons for denial;

(b)Specific reference to pertinent plan provisions on which denial is based;

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
(c)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information are necessary; and

(d)Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

20.04    Review Procedure. After the claimant has received written notification of an adverse benefit determination, the claimant or a duly authorized representative will have 60 days within which to appeal, in writing, such determination. The claimant may submit written comments, documents, records, and any other information relevant to the claim for benefits. The Committee will provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits.

The review will take into consideration all items submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination.

20.05    Decision on Review. The decision on review by the Committee will be rendered as promptly as is feasible, but not later than 60 days after the receipt of a request for review, unless the Committee in its sole discretion determines that special circumstances require an extension of time for processing, in which case a decision will be rendered as promptly as is feasible, but not later than 120 days after receipt of a request for review.

If an extension of time for review is required because of special circumstances, written notice of the extension will be furnished to the claimant before termination of the initial 60-day review period and shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

The decision on review will be in written or electronic form. In the event of an adverse benefit determination, the decision shall contain: (a) specific reasons for the adverse determination, written in a clear and simple manner; (b) specific references to the pertinent plan provisions on which the determination is based; (c) a statement that the claimant may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (d) the claimant’s right to bring an action under ERISA Section 502(a).

20.06    Failure to Establish and Follow Reasonable Claims Procedure. In the case of the failure of the Committee to establish or follow claims procedures consistent with the requirements of U.S. Department of Labor Regulation Section 2560.503-1, the claimant shall be deemed to have exhausted the administrative remedies available under this Plan and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that this Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022

Exhibit 10.2
IN WITNESS WHEREOF, the undersigned, who has been duly authorized to execute this 2022 Restatement on behalf of Lumen Technologies, Inc., does hereby execute this 2022 Restatement on this ________ day of ___________________________, 2021.

LUMEN TECHNOLOGIES, INC.

By: ____________________________________
Marina Pearson
Vice President, Human Resources, Benefits         & Policy

LUMEN SUPPLEMENTAL SAVINGS PLAN
Amended and Restated Effective January 1, 2022